Exhibit 99.1
For Immediate Release
December 29, 2017

NW Natural Files for First Oregon General Rate Case in Six Years

PORTLAND, ORE. — Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), today announced, for the first time since 2011, the company has filed for a general rate increase with the Public Utility Commission of Oregon.

If approved as filed, the request would result in a net revenue increase of $40.4 million or about 6 percent after an adjustment for the conservation tariff deferral. The request covers costs associated with operating and maintaining the company’s natural gas distribution system, and continuing to provide safe and reliable service to customers.

Under the proposal, a residential customer using 53 therms per month would see an average monthly bill increase of about $5. A commercial customer using 238 therms per month would see an average monthly bill increase of about $15. The request will not affect customer bills for the 2017-2018 winter season.

This filing is the first general rate increase proposed by NW Natural in six years and comes on the heels of multi-year rate reductions for customers. Since 2011, average residential customer bills have dropped around 25 percent and the company has passed bill credits totaling $109 million back to customers due to lower commodity costs and efficient use of our storage and pipeline assets.

“This general rate case filing was carefully considered and is a necessary step in our regulatory process. The investments we’ve made have strengthened our system and provide greater reliability and resiliency for our customers and the communities we serve,” said David H. Anderson, president and CEO of NW Natural. “The requested change will also ensure we can continue providing the high-quality customer service our customers expect from us.”

NW Natural’s filing will be reviewed by the Public Utility Commission of Oregon and other stakeholders. The process could take up to 10 months with new rates likely effective Nov. 1, 2018.

This general rate case filing does not include the impact to customers’ rates of the newly passed federal tax legislation. The implications of tax reform will be addressed with the regulators in the coming months through this general rate case filing or as part of other regulatory processes that could include all utilities in Oregon.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to more than 730,000 residential, commercial, and industrial customers in western Oregon and southwestern Washington. NW Natural and its subsidiaries currently own and operate 31 Bcf of underground gas storage capacity in Oregon and California. Additional information is available at nwnatural.com.

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: n1s@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, customer growth, weather, commodity and other costs, customer rates or rate recovery, customer savings, use of underground storage, growth, financial positions, revenue requirements, targeted capital structure, return on equity, cost of capital, rate base, revenues and earnings and the timing thereof, operating and maintenance expense, customer service, system reliability and resiliency, timing or effects of future regulatory proceedings or future regulatory approvals and rate cases, regulatory prudence reviews, effects of regulatory mechanisms, including, but not limited to, SRRM, effects of new, or changes in, laws or regulations, including recent tax legislation, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

2